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                                                                    Exhibit 99.1


UNIVERSE2U OBTAINS $35 MILLION FINANCING COMMITMENT TO CONTINUE GROWTH STRATEGY

RICHMOND HILL, Ontario--(BUSINESS WIRE)--March 15, 2001-- Universe2U Inc. (OTC BB:UTOU - news; the ``Universe2U'') announces that it has entered into an
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agreement on March 13, 2001, to sell under a private equity line structure up to
$35 million of Universe2U common stock to Dominion Fixed Income Plus Investments Limited (``Dominion''), an institutional private equity fund.

The equity line provides a financing facility for Universe2U to privately sell common stock to Dominion on a regular basis over a two year period.

Kim Allen, CEO of Universe2U, commented, ``The proceeds from the equity line financing are expected to allow Universe2U to execute our marketing strategy throughout the next year and continue the implementation of our business model. This is expected to include ongoing development both from a partner and client perspective,'' said Allen.

Under the agreement with Dominion, all draws on the equity line may be made at the sole discretion of Universe2U. Further information regarding the equity line may be found in Universe2U's filings with the U.S. Securities and Exchange Commission. The securities issued by Universe2U to Dominion pursuant to the equity line will not be registered under the Securities Act of 1933, as amended, and such securities may not be offered, sold or re-sold by Dominion in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including ``anticipate'', ``await'', ``envision'', ``foresee'', ``aim at'', ``believe'', ``intends'', ``estimates'', ``expect'', and similar expressions. Universe2U cautions readers that forward-looking statements, including without limitation, those relating to Universe2U's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Readers are directed to Universe2U's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect Universe2U's business and results of operations.

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Contact:

  For more information:
  Universe2U Inc.
  Mr. Kim Allen
  Tel:   905-881-3284
  Email: info@universe2u.com
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